SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549


FORM S-8


REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933


PACEL CORP.
(Exact Name of Registrant as specified in Its Charter)

VIRGINIA                              54-1712558
(State of Incorporation)  (IRS Employer Identification Number)



8870 Rixlew Lane, Ste 201, Manassas, VA 20109
(Address of Principal Executive Offices) (Zip Code)

Business Consulting Agreement
(Full Title of Plan)

David E. Calkins, President
8870 Rixlew Lane, Suite 201, Manassas, Virginia 20109
(Name and Address of Agent for Service)

703-257-4759
(Telephone Number, Including Area Code of Agent for
Service)

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered:
Common Stock
Amount To Be Registered: 10,000,000 Shares
Proposed Maximum Offering Price Per Unit: $0.03 (1)
Proposed Maximum Aggregate Offering Price: $300,000
Amount of Registration Fee: $27.60

(1) Estimated pursuant to Rule 457(c) solely for purpose of calculating the amount of the registration fee, based upon the average of the bid and ask prices reported on May 24, 2002, as reported on the OTC
Bulletin Board.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1 PLAN INFORMATION AND ITEM 2 REGISTRANT
INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The documents containing the information specified in
Part I of Form S-8 will be sent or given to the participating person(s) as specified by Rule 428 (b)
(1) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with or included in this Registration
Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the "SEC"). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of
Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this registration statement of the Registrant and in the related Section 10(a) prospectus:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 filed with the Commission on April 15, 2002.

(b) All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities
Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

No description of the class of securities (i.e., no par value Common Stock) is required under this item because the common stock is registered under Section
12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Russell M. Frandsen, Esq., of Radcliff Frandsen
Dongell & Lawrence LLP, Attorney at Law, 707 Wilshire
Boulevard, 45th Floor, Los Angeles, CA 90017 is expected to render an opinion with respect to certain matters pertaining to the securities being registered.
Neither Mr. Frandsen nor his firm Radcliff Frandsen
Dongell & Lawrence LLP is an "affiliate" of the
Company. Neither Mr. Frandsen nor his firm Radcliff
Frandsen Dongell & Lawrence LLP owns shares of the
Company's stock. Mr. Frandsen is not licensed to practice law in the State of Virginia.

Item 6. Indemnification of Directors and Officers

The Corporation Laws of the State of Virginia and the Company's Articles of Incorporation provide for indemnification of the Company's Directors for liabilities and expenses that they may incur in such capacities, provided that the Director or Officer to be indemnified has not be adjudged to be liable for gross negligence or willful misconduct.

Item 7. Exemption from Registration Claimed

No restricted securities are being reoffered or resold pursuant to this registration statement.

Item 8. Exhibits

The Exhibits to this registration statement are listed in the Index to Exhibits.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of
1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manassas, State of Virginia, on May 30, 2002.

Pacel Corp.

/s/ David E. Calkins
--------------------
By:  David E. Calkins
Its: President & CEO
     Chairman of the Board
     Dated: May 30, 2002


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ David E. Calkins
President & CEO, Director and Chairman of the Board
(Principal Executive and Financial Officer)

 /s/ F. Kay Calkins
 Director, Secretary and Treasurer
Dated: May 30, 2002




INDEX TO EXHIBITS
Exhibit
Number
Description
5.1/23.2
Opinion regarding legality

23.1
Consent of Independent Public Accountant

99.2
Business Consulting Agreement